EXHIBIT 99.1
Press release dated July 16, 2009

GEOGLOBLAL ANNOUNCES TARAPUR RESERVES

Calgary, Alberta, Canada, July 16, 2009 – GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE/AMEX: GGR) announces today that pursuant to the previous May 4, 2009 Management Committee Meeting, approval of the Tarapur 1 field development plan for six wells was received.  An independent engineering report for those six wells states that GeoGlobal reports total proved developed non-producing oil reserves of 1.753 MMSTB (million stock tank barrels) at December 31, 2008.  The Company’s participating interest share of these proved reserves is 14% or 0.245 MMSTB.

As at July 16, 2009, there are eleven additional wells which are drilled, tested and awaiting tie-in to the oil tank storage facilities.  Gujarat State Petroleum Corporation as operator is currently in the process of preparing and filing the necessary declarations of commerciality and field development plans pursuant to the provisions of the Production Sharing Contract in order to bring these additional eleven wells within the Tarapur 1 Discovery Area onto production.

As previously announced, first production from three discovery wells (Tarapur 1, Tarapur P and Tarapur 5) commenced in May with gross production for the month of May being 8,155 Bbls of oil and 3.6 MMscf of natural gas.

Average gross production for the month of June from these three wells was approximately 466 Bbls/d of oil and 0.42 MMscf/d of natural gas for total gross production for the month of 13,970 Bbls of oil and 12.5 MMscf of natural gas.  The Company’s participating interest share of this production is 14%.

About GeoGlobal

GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which, through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas.

Cautionary Statement to Investors

This press release includes the use of terms, such as "total proved developed non-producing oil reserves," which are not defined under the rules and regulations adopted by the U.S Securities and Exchange Commission or in compliance with terms that are defined and, therefore, those terms may not bear meanings commonly accepted and understood by investors and others.  Accordingly, investors and others are cautioned that they should carefully consider the context and their understanding of such terms when they are considering the information contained in this press release.

This press release also contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

The Company’s forward looking statements include, among others, its statements and estimates as to:

•
the likelihood that recoverable hydrocarbon reserves may exist in the geographic areas in which the Company has an interest and the quantity, if any, of those reserves and when, if ever, the Company may realize revenues from any reserves that are established,

•	the cost and likelihood of success of the parties in fulfilling the work commitments under the production sharing contracts to which the Company is a party,

•
the timing of activities under the production sharing contracts and the ability of the related work commitments to be fulfilled and completed within the times contemplated by the productions sharing contracts,

•	the availability of drilling rigs, personnel and other services and equipment at acceptable and reasonable prices to fulfill the work commitments,

•	the ability of those drilling rigs to perform to meet expectations in the temperature, pressure and depth conditions to which they are subjected,

•	the ability of the operator under the production sharing contracts to complete successful wells and to market and deliver any hydrocarbons produced, and

•
the availability of funds in the amounts required and at the times required to fulfill the Company’s participation interest obligations in pursuing these exploration activities and the Company’s ability to obtain in a timely manner all required consents, waivers and extensions from the DGH or GOI as and when required to maintain compliance with the Company’s PSCs.

There can be no assurance as to the outcome of these activities that are described as forward looking. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities or the commercially productive success of any of its wells, all of which involve risks and uncertainties. The exploration blocks in which the Company has an interest are highly speculative exploration opportunities and pursuing the development of the exploration blocks involves material risks to the Company and its investors.  Additional risks and uncertainties may arise out of seeking to do business overseas where political and other world events may disrupt the Company's plans, intentions and expectations.  There can be no assurance that GSPC may not be successful in its efforts to obtain payment from the Company on account of exploration costs it has expended on the KG Offshore Block for which it asserts the Company is liable or that efforts to resolve the differences between the Company and GSPC relating to this issue can be resolved amicably. The Company’s PSCs relating to its India exploration blocks provide that by the end of each phase of exploration, the contracting parties shall have fulfilled certain specified minimum work commitments. The PSCs also have provisions for termination of the PSC on account of various reasons specified therein including material breach of the contract. This failure to timely complete the minimum work commitment may be deemed to constitute such a breach. The termination of a PSC by the GOI would result in the loss of the Company’s interest in the PSC other than contract areas of the PSC determined to encompass "commercial discoveries". In the event a PSC is terminated by the GOI, or in the event the work program is not fulfilled by the end of the relevant exploration phase, the PSC provides that each party to the PSC is to pay to the GOI its participating interest share of an amount which is equal to the amount that would be required to complete the minimum work program for that phase. Although GSPC, on behalf of the contracting parties, is seeking relief under GOI procedures from the consequences of failure to timely complete these minimum work commitments, there can be no assurance that these efforts will be successful in that regard.

Additional important risk factors are described in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.  The filings may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:

GeoGlobal Resources Inc.	The Equicom Group

Allan J. Kent, Executive VP and CFO	Ashleigh Meyer, Account Executive

Carla Boland, Investor Relations and Corporate Affairs	Phone: +1 416 815-0700 x266

Phone: +1 403 777-9253 Email: info@geoglobal.com	Fax: +1 416 815-0080

Fax: +1 403 777-9199 Website: www.geoglobal.com	Email: ameyer@equicomgroup.com